Exhibit 10.5

LOAN RESOLUTION AGREEMENT

THIS LOAN RESOLUTION AGREEMENT (Agreement”) is entered into this _27th day of December 2023, by, and between Stephen Morris (“Lender”) and Bubblr, Inc., a Wyoming corporation (“Borrower”).

Recitals:

Lender has previously loaned money to Borrower, who issued and delivered promissory notes in the approximate principal amount of $821,431.87 payable to Lender (“Promissory Notes”); and Lender has offered Borrower an opportunity to settle a portion of the Promissory Notes in exchange for the issuance of common stock at a conversion rate of U.S.$.33 per share. NOW, THEREFORE, in consideration of the premises and of the mutual promises herein, the parties covenant and agree to the following terms and conditions:

Terms and Conditions

1. Loan Settlement. Subject to the terms, provisions and conditions of this Agreement, Lender hereby agrees to accept shares of Common Stock of Borrower in the following amounts and in satisfaction of the amounts described below:

Amount of Loans Converted into Number of shares of Common Stock	Common Stock at U.S.$.33/share Issued to Lender upon Conversion

U.S. $821,431.97	2,489,186 Shares

2. Representations of Borrower. Borrower hereby represents and warrants that the transaction described above has been duly approved by the Board of Directors and constitutes a fair, equitable and arm’s length transaction between the Lender and the Borrower.

3. Entire Agreement; Modification; Waiver. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written. No supplement, modification, waiver or termination of this Agreement, or any provision hereof, shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision (whether or not similar), not shall such waiver constitute a continuing waiver unless otherwise expressly provided.

5. Headings. Paragraph, subparagraph and section headings are not to be considered part of this Agreement, are included solely for convenience and are not intended to be full or accurate descriptions of the content hereof.

6. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective partners, successors and assigns.

7. Governing Law. This Agreement shall be governed by the laws of the State of Wyoming and shall be enforceable in the State of Wyoming.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures and counterparts of this Agreement shall have the effect of manually signed originals.

9. No Assignment. Neither this Agreement nor any interest therein shall be assigned by any party without the prior written consent of the other parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be entered. into on the date and year first set forth above.

LENDER:

/s/ Stephen Morris
Stephen Morris
Chief Executive Officer

BORROWER:

Bubblr, Inc.

/s/ Timothy Burks
Timothy Burks
Chief Executive Officer